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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                GMX RESOURCES INC.

         The undersigned officers of GMX RESOURCES INC., a corporation organized and existing under and by virtue of the laws of the State of Oklahoma (the "Corporation") do hereby certify as follows:

         1. The original Certificate of Incorporation of the Corporation was filed with the Oklahoma Secretary of State on January 23, 1998, under the provisions of the Oklahoma General Corporation Act.

         2. This Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") has been duly adopted in accordance with the provisions of
Section 1077 and 1080 of the Oklahoma General Corporation Act by the affirmative vote of the shareholders of the Corporation to increase its authorized capital.

         3. The text of the original Certificate of Incorporation of GMX RESOURCES INC is hereby amended and restated in its entirety by the Certificate of Incorporation to provide as follows:

         FIRST.  The name of the Corporation is GMX RESOURCES INC.

         SECOND. The address of its registered office in the State of Oklahoma is 1800 Mid-America Tower, 20 North Broadway in the City of Oklahoma City, Oklahoma County, Oklahoma 73102. The name of its registered agent at such address is Crowe & Dunlevy, A Professional Corporation.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

         FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares, divided into fifty million (50,000,000) shares of Common Stock of the par value of one tenth of one cent ($.001) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one tenth of one cent ($.001) per share.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

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                  (1) The number of shares constituting that series and the
         distinctive designation of that series;

                  (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (5) Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (8) Any other relative rights, preferences and limitations of that series.

         FIFTH. The bylaws may be adopted, altered, amended or repealed by the Board of Directors. Election of the directors need not be by written ballot unless the bylaws so provide.

         SIXTH. (1) To the fullest extent that the Oklahoma General Corporation Act as it exists on the original date of filing of this Certificate of Incorporation with the Oklahoma Secretary of State ("Effective Date"), permits the limitation or elimination of the liability of directors, no director of this Corporation shall be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment or repeal.

                  (2) If the Oklahoma General Corporation Act is amended after the Effective Date to further limit or eliminate liability of this Corporation's directors for breach of fiduciary duty, then a director of this Corporation shall not be liable for any such breach to the fullest extent permitted

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by the Oklahoma General Corporation Act as so amended. If the Oklahoma General
Corporation Act is amended after the Effective Date to increase or expand liability of directors of this Corporation for breach of fiduciary duty, no such amendment shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such amendment.

         SEVENTH. (1) The Corporation shall indemnify, and may advance litigation expenses to, its officers and directors to the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, and all other laws of the State of Oklahoma.

                  (2) The Corporation may indemnify, and may advance litigation expenses to, employees and agents of the Corporation, and persons serving at the request of the Corporation as directors, officers employees or agents of another corporation, partnership, joint venture trust or enterprise, to the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, and all other laws of the State of Oklahoma.

                  (3) No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the right of a person entitled to indemnification hereunder to receive such indemnification or on the ability of the Corporation to provide indemnification to any person to which indemnification is permitted hereunder for or with respect to any acts or omissions of any such person occurring prior to the time of such amendment or repeal.

                  (4) By action of the Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article SEVENTH or of the Oklahoma General Corporation Act.

                  (5) Any right to indemnification conferred in this Article SEVENTH shall be a contract right and shall not be exclusive of any other right which any person may have or hereafter acquire under the Corporation's Certificate of Incorporation, bylaws, or any statute, by law, agreement, resolution of shareholders or directors or otherwise.

         EIGHTH. Except upon the affirmative vote of shareholders holding all the issued and outstanding shares of Common Stock, no amendment to this Certificate of Incorporation may be adopted by the Corporation which would impose personal liability for the debts of the Corporation

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on the shareholders of the Corporation or which would amend, alter, repeal or adopt any provision inconsistent with this Article EIGHTH.

         NINTH. Subject to the limitations set forth in this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

         TENTH. The provisions of Sections 1090.3 and 1145 through 1155 of the Oklahoma General Corporation Act shall not apply to the Corporation.

         IN WITNESS WHEREOF, the undersigned officers have signed this Amended and Restated Certificate of Incorporation this 30th day of October, 2000.

                                      GMX RESOURCES INC.

                                      By:      /s/ Ken L. Kenworthy, Jr.
                                            ----------------------------------
                                            Ken L. Kenworthy, Jr., President

ATTEST:

   /s/ Ken L. Kenworthy, Sr.
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Ken L. Kenworthy, Sr., Secretary

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